EXHIBIT 99

     FOR IMMEDIATE RELEASE         Contact:  Republic -
                                        Ron Castell  (954) 713-5355
                                        Michael S. Karsner  (954) 713-5230
                                        National Car Rental -
                                        David L. Schoeneck  (612) 830-2332

             REPUBLIC INDUSTRIES TO ACQUIRE NATIONAL CAR RENTAL

               Fort Lauderdale, Florida (January 6, 1997) -- Republic Industries, Inc. (NASDAQ:RWIN) and National Car Rental System, Inc. jointly announced today that they have entered into a definitive agreement providing for the acquisition of National by Republic in a stock for stock exchange.

               The closing of the transaction, which is valued at approximately $600 million, is subject to customary conditions, including the receipt of all required regulatory approvals, and is expected to occur before the end of the first quarter of 1997. The transaction will be accounted for as a pooling of interests.

               H. Wayne Huizenga, Chairman and Co-Chief Executive Officer of Republic, said: "The addition of National provides Republic with a significant presence in the business and corporate travel segments of the automotive rental industry which complements Alamo's strong presence in the leisure segment. National provides us with another great brand name in the car rental industry. We are pleased to have Bill Lobeck and his outstanding management group as part of our team."

               William E. Lobeck, President and Chief Executive
     Officer of National, commented: "The resources that Republic brings to this combination will strengthen our company as well as provide new opportunities and allow us to serve our customers even better in the future."

               National, headquartered in Minneapolis, Minnesota, has approximately 800 locations in the United States and Canada and has marketing affiliations in Latin America, Europe, Japan and the Caribbean. National's business is conducted through company-owned, licensed and affiliated operations. Domestically, the company operates an average fleet of approximately 100,000 vehicles.

               Republic is acquiring National from Santa Anna
     Holdings, Inc., an investor group led by William Lobeck, the former chief executive officer of Thrifty Car Rental. Mr. Lobeck and his senior executives will sign long-term employment agreements with Republic and will continue to manage the day to day operations of the company.

               Republic is a diversified company operating in the automotive, solid waste, electronic security and out-of-home media industries.